UMB Fund Services News Release

803 W. Michigan Street

Milwaukee, Wis. 53233

//FOR IMMEDIATE RELEASE//

Contact Steve Wujek, 816-423-6214

UMB Fund Services' Multiple-Series Trust Surpasses $5 Billion

MILWAUKEE, Wis. (July _, 2013) - UMB Fund Services, Inc. (UMBFS) announced that the Investment Managers Series Trust (IMST) surpassed the $5 billion mark in net assets in May, doubling the trust's assets in less than a year.

The IMST, which was started in late 2007, has grown rapidly in recent years. Assets reached $2 billion in March 2012, $3 billion in September 2012, and $4 billion in February 2013.

"Achieving the $5 billion milestone is largely a testament to the quality of the advisors in the IMST," said John Zader, CEO of UMBFS and president of the IMST. "Those who have joined and worked with us for the past few years are starting to show solid growth in their assets, and many are in the process of launching additional funds. It's gratifying to be a partner in their success."

The IMST is a turnkey program that enables managers to launch and operate a mutual fund quickly and cost-effectively, while benefiting from the expertise of the trust's board and service providers. It is offered through a partnership between UMBFS and Mutual Fund Administration Corporation, a California-based firm specializing in multiple-series trust administration.

About UMB Fund Services

UMB Fund Services, headquartered in Milwaukee, Wis., offers a complete line of products and services to the fund industry, including administration, fund accounting, distribution, investor services and transfer agency; custody services through UMB Bank, n.a.; and alternative investment services through JD Clark & Company. It currently serves more than 200 clients with combined assets of more than $172 billion as of May 31, 2013. For the past four years, the company has been named one of the top 10 midsize employers in southeastern Wisconsin by the Milwaukee Journal Sentinel. UMB Financial Corporation (NASDAQ: UMBF), the parent company of UMBFS, is a financial services holding company with more than $14.9 billion in banking assets, headquartered in Kansas City, Mo.

About Mutual Fund Administration Corporation
Mutual Fund Administration Corporation is a mutual fund administration services company specializing in fund formation and administration services. The company's principals have provided hands-on fund administration services to well over 300 mutual funds since 1990, including four successful multiple-series trusts composed of approximately 200 separate funds.

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